Exhibit T3B.12

LIABILITY COMPANY AGREEMENT

OF

GATES THAT OPEN, LLC

This Limited Liability Company Agreement (this "Agreement") of Gates that Open, LLC is entered into this 1st day of December, 2009 by Linear LLC (the "Member") pursuant to and in accordance with the Florida Limited Liability Company Act (F.S. Chapter 608, et seq.), as amended from time to time (the "Act").

1. Name. The name of the limited liability company governed hereby is Gates That Open, LLC (the "Company").

2. Certificates. Edward J. Cooney, as an authorized person within the meaning of the Act, has executed, delivered and filed the Certificate of Conversion of the Company with the Secretary of State of the State of Florida. Upon the execution of this Agreement, his powers as an authorized person shall cease and the Member shall thereafter be designated as an authorized person within the meaning of the Act. The Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

3. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in all lawful activities for which limited liability companies may be formed under the Act.

4. Powers. The Company shall have the power to do any and all acts reasonably necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose and business described herein and for the protection and benefit of the Company, and shall have, without limitation, any and all of the powers that may be exercised on behalf of the Company by the Member pursuant to this Agreement, including Section 17.

5. Principal Business Office. The principal place of business and office of the Company shall be located at, and the Company's business shall be conducted from, such place or places as may hereafter be determined by the Member.

6. Registered Office. The address of the registered office of the Company in the State of Florida is 1201 Hays Street, Tallahassee, FL 32301.

7. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Florida are Corporation Service Company

8. Name and Mailing Address of the Member. The name and the mailing address of the Member is as follows:

Name	Address

Linear LLC	1950 Camino Vida Roble Carlsbad, CA 92008

9. Term. The term of the Company commenced on the date of filing of the Certificate of Conversion of the Company in accordance with the Act and shall continue until dissolution of the Company in accordance with Section 0 of this Agreement.

10. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and none of the Member, any Officer (as hereinafter defined), employee or agent of the Company (including a person having more than one such capacity) shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of acting in such capacity.

11. Capital Contributions. The Member has contributed to the capital of the Company its shares of capital stock of GTO, Inc. The Member shall not be required to lend any funds to the Company or make any additional capital contribution to the Company. The total capital of the Member in the Company from time to time shall be referred to as the Member' "Capital."

12. Additional Contributions. The Member is not required to make additional capital contributions to the Company.

13. Capital Account. A Capital account ("Capital Account") shall be maintained for the Member on the books of the Company. Such Capital Account shall be adjusted to reflect the Member's share of allocations and distributions as provided in Section 15 of this Agreement, and any additional capital contributions to the Company or distributions from the Company. Such Capital Account shall further be adjusted to conform to the Treasury Regulations under Section 704(b) of the Internal Revenue Code of 1986, as amended (the "Code"), as interpreted in good faith by the Member.

14. Profits and Losses. The Profits or Losses incurred by the Company for each taxable year shall be determined on an annual basis. For each taxable year in which the Company realizes Profits or Losses, such Profits or Losses, respectively, shall be allocated to the Member. As used herein, "Profits" and "Losses" mean, for each fiscal year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

a. any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss; or

b. any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses shall be subtracted from such taxable income or loss.

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15. Allocations and Distributions

a. Allocations of Profit and Loss. Whenever a proportionate part of the Company's Profit and Loss is allocated to the Member, every item of income, gain, loss, deduction and credit entering into the computation of such Profit or Loss applicable to the period during which such Profit or Loss was realized shall be allocated to the Member.

b. Distributions. Distributions shall be made to the Member at such times and in such amounts as may be determined in the sole discretion of the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

16. Officers. The Member may, from time to time as it deems advisable, appoint officers of the Company (the "Officers") and assign in writing titles (including, without limitation, President, Vice President, Secretary and Treasurer) to any such person. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Florida General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 16 may be revoked at any time by the Member.

17.  Management.

a. The business and affairs of the Company shall be managed by the Member. Subject to the express limitations contained in any provision of this Agreement, the Member shall have complete and absolute control of the affairs and business of the Company, and shall possess all powers necessary, convenient or appropriate to carrying out the purposes and business of the Company, including, without limitation, doing all things and taking all actions necessary to carrying out the terms and provisions of this Agreement.

b. Subject to the rights and powers of the Member and the limitations thereon contained herein, the Member may delegate to any person, any or all of its powers, rights and obligations under this Agreement and may appoint, contract or otherwise deal with any person to perform any acts or services for the Company as the Member may reasonably determine.

c. The Member shall have the powers set forth above until the earliest to occur of its dissolution, termination, winding-up, bankruptcy, or other inability to act in such capacity, at which time the legal representative of the Member shall appoint a successor to the interest of the Member for the purpose of settling the estate or administering the property of the Member.

d. The Member may be compensated for its services to the Company, as determined in its sole discretion.

18. Other Business. The Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently

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or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

19. Liability and Indemnification.

a. To the maximum extent permitted by applicable law, each Indemnified Party shall not be liable to the Company or any other party who has an interest in the Company for any act or omission that was suffered or taken by such Indemnified Party in good faith and that (i) is not in material breach of this Agreement, (ii) does not constitute fraud, gross negligence, willful misconduct or willful violation of law, and (iii) with respect to any criminal action or proceeding, was suffered or taken without reasonable cause to believe that such Indemnified Party's conduct was unlawful.

b. To the maximum extent permitted by applicable law and subject to the other limits set forth in this Section 16, each Indemnified Party shall be fully protected and indemnified by the Company out of Company assets against all liabilities and losses (including amounts paid in respect of judgments, fines, penalties or, if approved by the Member, settlement of litigation, and legal fees and expenses reasonably incurred in connection with any pending or threatened litigation or proceeding) suffered by virtue of serving as an Indemnified Party with respect to any action or omission suffered or taken in good faith that (i) is not in material breach of this Agreement, (ii) does not constitute fraud, gross negligence, willful misconduct or willful violation of law, and (iii) with respect to any criminal action or proceeding, was suffered or taken without reasonable cause to believe that such Indemnified Party's conduct was unlawful. The Company may (and in the case of the Member as an Indemnified Party, will) advance expenses, including legal fees, for which any Indemnified Party would be entitled by this Agreement to be indemnified upon receipt of an unsecured undertaking by such Indemnified Party to repay such advances if it is ultimately determined by a court or other tribunal of proper jurisdiction that indemnification for such expenses is not permitted by law or authorized by this Agreement.

c. For all purposes of this Agreement, actions or omissions taken or suffered by the Member regarding any matter which this Agreement provides is in the discretion or sole discretion of the Member shall be conclusively deemed not to constitute fraud, gross negligence, willful misconduct or willful violation of law. Each Indemnified Party may consult with reputable outside legal counsel selected by the Company, and any action or omission taken or suffered in good faith in reliance and accordance with the opinion or advice of such counsel shall be conclusive evidence that such action or omission (i) did not materially violate this Agreement, (ii) did not constitute fraud, gross negligence, willful misconduct or willful violation of law, and (iii) with respect to any criminal action or proceeding, was suffered or taken without reasonable cause to believe his conduct was unlawful.

d. None of the provisions of this Section 16 shall be deemed to create or grant any rights in favor of Indemnified Parties that cannot be discharged out of the assets of the Company or in favor of anyone other than Indemnified Parties and the other parties listed in the first sentence of Section 16(e); this provision excludes, among others, any right of subrogation in favor of any insurer or surety. The rights granted under this Section 16 shall survive the termination, dissolution and winding up of the Company.

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e. The term "Indemnified Party" means the Member and each Officer. The rights of each Indemnified Party under this Section 16 shall inure to the benefit of the successors, assigns, heirs and personal representatives of such Indemnified Party. However, it is expressly understood and agreed that no party who is an Officer shall have any right of exculpation, indemnification or otherwise under this Section 16 with respect to any action or omission taken or suffered by such party at any time after such party ceases to be an Officer (whether the action resulting in such party ceasing to be an Officer is voluntary, involuntary or otherwise), or in respect of any controversy relating in any respect to such party's ceasing to be an Officer, or in respect of any claim or cause of action against the Company (other than in connection with enforcing such party's rights against the Company under this Section 16), the Member or any affiliate of the Member, or any of the members, partners, stockholders, directors, managers, officers, employees, agents or other representatives of any of the foregoing.

20. Admission of Additional Member. One (1) or more additional Members of the Company may be admitted to the Company with the written consent of the Member.

21. Assignments. The Member may transfer, assign, pledge or hypothecate, in whole or in part, its limited liability company interest, as determined in its sole discretion.

22. Termination of Membership. The rights of the Member to share in the Profits and Losses of the Company, to receive distributions and to assign its interest in the Company pursuant to Section 0 shall, on its dissolution, termination, winding-up, bankruptcy, or other inability to act in such capacity, devolve on its legal representative for the purpose of settling its estate or administering its property.

23. Dissolution.

a. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following:

(i) the written consent of the Member;

(ii) the dissolution, termination, winding-up, bankruptcy, or other inability to act in such capacity, of the Member; and

(iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

b. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner).

24. Elections. The Member shall determine the accounting methods and conventions under the tax laws of any and all applicable jurisdictions as to the treatment of income, gain, loss, deduction and credit of the Company or any other method or procedure related to the preparation of such tax returns. The Member may cause the Company to make or refrain from making any and all elections permitted by such tax laws, and the Member shall not

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be liable for any consequences to any previously admitted or subsequently admitted Member resulting from their making or failing to make any such elections.

25. Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

26. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

27. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Florida (without regard to conflict of laws principles thereof), and all rights and remedies shall be governed by such laws.

28. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first written above.

LINEAR LLC

/s/ Edward J. Cooney
Edward J. Cooney
Vice President and Treasurer of Sole Member

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